SHARE CERTIFICATE

Number | Shares

Jinxin Technology Holding Company
(the "**Company**")

Incorporated under the laws of the Cayman Islands

The capital of the company is USD 50,000.00 divided into 3,500,000,000 Ordinary shares of a par value of USD 0.00001428571428 each.

THIS IS TO CERTIFY is the registered holder of fully paid USD 0.00001428571428 share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof

Director ______________________________

Date ______________________________